SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________________
FORM 8-K
CURRENT REPORT
Filed Pursuant to Section 13 or 15 (d) of the Securities Act of 1934
Date of Report (Date of earliest event reported): March 30,2006

CAPACITIVE DEIONIZATION TECHNOLOGY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Commission File No. 000-28291

Nevada	86-0867960
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4251 Kellway Circle; Addison, TX 75001
(Address of principal executive offices)

Registrant's telephone number, including area code: 972-934-1586

Not Applicable
(Former name or former address, if applicable)

Item 5.02 (b) Election of New President

On March 30, 2006, Dallas Talley resigned as President [He remains as Chief Executive Officer and Chairman of the Board] in order to separate those functions and to facilitate the hiring of George Butterworth as President. Effective March 30, 2006, the Board of Directors elected Mr. Butterworth as President of the Company.

There is no arrangement or understanding between Mr. Butterworth and any other person pursuant to which he was selected as President. There have been no transactions within the past two years, or proposed transactions, to which the Registrant was or is to be a party, in an amount exceeding $60,000, in which Mr. Butterworth had or is to have a direct or indirect interest.

Mr. Butterworth, age 67, was Vice President, responsible for Radioisotope Production for International Isotopes, Inc., Denton, Texas where he lead the installation, commissioning and operation of the world's largest Linear Accelerator to be employed for the production of radioisotopes for medical applications. Prior to that, he was Manager, Business Development for Siemens Westinghouse

The Company has approved an employment agreement with Mr. Butterworth that provides for a base salary of $180,000, and the grant of 200,000 options of the Company's common stock. His salary will accrue from March 1, 2006 when he began service, but no salary will be paid until the Company receives additional funding in the amount of $8,000,000.

Attached is a Press Release issued on March 30, 2006 describing the appointment of Mr. Butterworth as President.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
99.2	Press Release issued on March 30, 2006.

SIGNATURES
Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPACITIVE DEIONIZATION TECHNOLOGY SYSTEMS, INC.

/s/ Dallas Talley
Date: March 30, 2006